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                                                                       EXHIBIT 1

                               SWITCH AGREEMENT

                                    BETWEEN

                            EQUALNET HOLDING CORP.,

                           EQ ACQUISITION SUB, INC.

                                      AND

                               WILLIS GROUP, LLC


                               December 2, 1997

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                               TABLE OF CONTENTS


1.    Definitions............................................................1

2.    The Acquisition........................................................5
      (a)   Basic Transaction................................................5
      (b)   Acquisition Consideration........................................6
      (c)   The Closing......................................................6
      (d)   Deliveries at the Closing........................................6

3.    Representations and Warranties of EqualNet and Sub.....................6
      (a)   Organization, Qualification, and Corporate Power.................6
      (b)   Authorization of Transaction.....................................7
      (c)   Brokers' Fees....................................................7
      (d)   No Violation.....................................................7
      (e)   Consents.........................................................7
      (f)   Financial Information............................................7
      (g)   Liabilities......................................................8
      (h)   Litigation.......................................................8
      (i)   Compliance with ERISA............................................8
      (j)   Taxes; Governmental Charges......................................8
      (k)   Defaults.........................................................9
      (l)   Compliance with the Law..........................................9
      (m)   Investment Company Act...........................................9
      (n)   Public Utility Holding Company Act...............................9
      (o)   Disclosure.......................................................9
      (p)   Structure; Capitalization........................................9
      (q)   Environmental Matters...........................................10
      (r)   Intellectual Property and Other Intangible Assets...............11
      (s)   Insurance Coverage..............................................12

4.    Representations and Warranties of TWG.................................12
      (a)   Company Existence...............................................12
      (b)   Corporate Power and Authorization...............................12
      (c)   Binding Obligations.............................................12
      (d)   Brokers' Fees...................................................13
      (e)   Investment......................................................13
      (f)   Title...........................................................13

5.    Pre-Closing Covenants.................................................13
      (a)   General.........................................................13
      (b)   Inspection......................................................13
      (c)   Notices and Consents............................................13
      (d)   Notice of Developments..........................................14
      (e)   Ordinary Course.................................................14

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      (f)   Changes in Employment Arrangements..............................16
      (g)   Severance.......................................................16
      (h)   Other Actions...................................................16
      (i)   Valid Issuance..................................................16
      (j)   Government Regulations..........................................16
      (k)   ERISA...........................................................17
      (l)   Corporate Existence; Maintenance of Properties..................17
      (m)   Insurance.......................................................17
      (n)   Further Assurances..............................................17
      (o)   Notices of Certain Events.......................................17
      (p)   Environmental Laws..............................................18
      (q)   Registration Rights.............................................18
      (r)   Shareholder Approval; Preparation of Proxy Statements...........18
      (s)   No Solicitation.................................................19
      (t)   Listing of Common Stock.........................................20
      (u)   Acquisition Loan................................................21

6.    Conditions to Obligation to Close.....................................21
      (a)   Conditions to Obligation of TWG.................................21
      (b)   Conditions to Obligation of EqualNet and Sub....................22

7.    Termination...........................................................23
      (a)   Termination of Agreement........................................23
      (b)   Effect of Termination...........................................24

8.    Remedies for Breaches of This Agreement...............................24
      (a)   Survival of Representations and Warranties......................24
      (b)   Indemnification Provisions for Benefit of TWG...................24
      (c)   Indemnification Provisions for Benefit of EqualNet..............24
      (d)   Matters Involving Third Parties.................................24
      (e)   Claims for Indemnification......................................25
      (f)   Determination of Adverse Consequences...........................26
      (g)   Other Indemnification Provisions................................26

9.    Miscellaneous.........................................................26
      (a)   Press Releases and Public Announcements.........................26
      (b)   No Third-Party Beneficiaries....................................26
      (c)   Succession and Assignment.......................................26
      (d)   Counterparts....................................................26
      (e)   Notices.........................................................27
      (f)   Governing Law...................................................27
      (g)   Amendments and Waivers..........................................27
      (h)   Severability....................................................28
      (i)   Expenses........................................................28
      (j)   Construction....................................................28
      (k)   Incorporation of Exhibits, Annexes, and Schedules...............28

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                               SWITCH AGREEMENT


      This Switch Agreement is entered into as of December 2, 1997, by and between EqualNet Holding Corp., a Texas corporation ("EqualNet"), EQ Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EqualNet ("Sub"), and Willis Group, LLC, a Texas limited liability company ("TWG"). EqualNet, Sub and TWG are referred to collectively herein as the "PARTIES."

                                   RECITALS

      This Agreement contemplates a transaction in which the Sub will purchase the Switches (the "Acquisition").

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "ACQUISITION LOAN" has the meaning set forth in Section 5(v).

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

            "APPLICABLE RATE" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 5.0% per annum.

            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequences.

            "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

            "CAPITALIZED LEASE OBLIGATIONS" shall mean all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of EqualNet or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

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            "CLOSING" has the meaning set forth in Section 2(c).

            "CLOSING DATE" has the meaning set forth in Section 2(c).

            "COMMISSION" shall mean the United States Securities and Exchange Commission.

            "CURRENT INDEBTEDNESS" shall mean any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; provided, any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of EqualNet or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of EqualNet or such Subsidiary even though such obligation shall not be assumed by EqualNet or such Subsidiary.

            "EQUALNET COMMON SHARE" means any share of the common stock of EqualNet, $.01 par value per share.

            "ENVIRONMENTAL LAW" shall mean any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where EqualNet and its Subsidiaries do business.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with EqualNet or a Subsidiary of EqualNet would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

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            "FUNDED INDEBTEDNESS" shall mean and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under generally accepted accounting principles is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

            "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period or periods in question.

            "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

            "GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

            "HAZARDOUS MATERIALS" shall mean, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended; (ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or
      (F) radioactive materials; and (iii) any such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

            "INDEBTEDNESS" shall mean Funded Indebtedness and/or Current Indebtedness.

            "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d).

            "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d).

            "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

            "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of EqualNet and its Subsidiaries on a consolidated basis, or (ii) the ability of

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      EqualNet and its Subsidiaries on a consolidated basis to carry out their business as of September 30, 1997.

            "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations system.

            "NOTE AND WARRANT PURCHASE AGREEMENT" shall mean that certain agreement by and among TWG, EqualNet and its Subsidiaries dated as of October 1, 1997.

            "PARTY" has the meaning set forth in the preface above.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

            "PENSION PLAN" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of EqualNet, any of its Subsidiaries or any ERISA Affiliates.

            "PERMITS" shall mean all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of EqualNet and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by EqualNet and its Subsidiaries after the Closing.

            "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "RELEASE" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

            "REMEDIAL ACTION" shall mean any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

            "REORGANIZATION AGREEMENT" means the Agreement and Plan of Reorganization of even date herewith among EqualNet, Sub, Netco Acquisition, LLC and Netco Acquisition Corp.

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            "REPORTABLE EVENT" shall mean an event described in Section 4043(b)
      of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside on the books of the taxpayer, and
      (c) purchase money liens and liens securing rental payments under capital lease arrangements.

            "SHARES" means the EqualNet Common Shares to be issued by EqualNet pursuant to Section 2.

            "SINGLE-EMPLOYER PENSION PLAN" shall mean a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

            "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement of even date herewith between EqualNet and TWG.

            "SUBSIDIARY" shall mean any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by EqualNet, either directly or indirectly.

            "SWITCHES" means the telecommunications equipment described in Exhibit A attached hereto.

            "THIRD PARTY CLAIM" has the meaning set forth in Section 9(d).

            "WARRANT" has the meaning set forth in Section 2(d).

2.    THE ACQUISITION.

      (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing TWG will sell to Sub and Sub will purchase from TWG the Switches. EXCEPT FOR THE REPRESENTATIONS SET FORTH IN SECTION 4, THE SWITCHES SHALL BE SOLD TO SUB AS-IS, WHERE-IS AND WITHOUT REPRESENTATION OR WARRANTY BY TWG AND TWG HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SWITCHES INCLUDING, WITHOUT LIMITATION, REGARDING THE MERCHANTABILITY OF THE SWITCHES OR THE FITNESS OF THE SWITCHES FOR ANY PARTICULAR PURPOSE.

      (b) ACQUISITION CONSIDERATION. The consideration payable to TWG for the sale of the Switches shall consist of the following:

            (i) if the Acquisition Loan has not been obtained pursuant to
      Section 5(v), $5,850,000 in cash;

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            (ii) if the Acquisition Loan has been obtained, the assumption of the Acquisition Loan and a cash amount equal to $5,850,000 less the original principal amount of plus accrued and unpaid interest on the Acquisition Loan;

            (iii) 400,000 shares of EqualNet Common Shares; and

            (iv) A warrant issued by EqualNet to TWG for 400,000 EqualNet Common Shares exercisable at $1.50 per share, such warrant to be in the form of Exhibit B (the "Warrant").

      The purchase price for the Switches does not includes sales taxes that may be triggered by the sale of the Switches, and any such taxes shall be paid by Sub or EqualNet.

      (c) THE CLOSING. Subject to the satisfaction of the conditions set forth herein, the closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place on a Business Day mutually agreeable to EqualNet and TWG within ten Business Days following the satisfaction of the conditions set forth in Section 6(a)(iii) (the actual date on which the Closing occurs being referred to herein as the "Closing Date").

      (d) DELIVERIES AT THE CLOSING. At the Closing, (i) EqualNet and Sub will deliver to TWG the various certificates, instruments and documents referred to in Section 6(a), (ii) TWG will deliver to EqualNet the various certificates, instruments and documents referred to in Section 6(b), (iii) EqualNet will deliver to TWG the stock certificates for the Shares, the Warrant, any cash consideration required pursuant to Section 2(b), and (if applicable) assumption documents whereby EqualNet and Sub assume the Acquisition Loan (such documents to be in form and content satisfactory to the lender of the Acquisition Loan and
TWG); and (iv) TWG will execute and deliver to Sub a bill of sale covering the Switches.

3. REPRESENTATIONS AND WARRANTIES OF EQUALNET AND SUB. EqualNet and Sub represent and warrant to TWG that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made throughout this Section 3), except as set forth in the disclosure schedule delivered by EqualNet to TWG on the date hereof and initialed by authorized representatives of EqualNet, Sub and TWG (the "Disclosure Schedule").

      (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. EqualNet and Sub are corporations duly organized, validly existing, and in good standing under the laws of the states of Texas and Delaware, respectively. Each of EqualNet and Sub has the requisite corporate power and authority and all licenses, permit and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a Material Adverse Effect.

      (b) AUTHORIZATION OF TRANSACTION. The boards of directors of EqualNet and Sub have duly approved this Agreement and the transactions contemplated hereby, and each of EqualNet and the Sub has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of EqualNet and Sub, enforceable in accordance with its terms and conditions except to the extent

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that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as disclosed in Schedule 3(b) of the Disclosure Schedule, neither EqualNet nor the Sub needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TWG could become liable or obligated, and neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Except as disclosed in Schedule 3(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by EqualNet or Sub of the terms hereof will (i) violate any provision of the Articles of Incorporation or the by-laws of EqualNet or the Certificate of Incorporation of bylaws of Sub, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or instrument or obligation to which EqualNet or Sub is a party or by which EqualNet or Sub may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to EqualNet or Sub (except where such violation will not have a Material Adverse Effect).

      (e) CONSENTS. Except as disclosed in Section 3(e) of the Disclosure Schedule, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which EqualNet or Sub is bound or to which it is subject, which are required in connection with EqualNet's or Sub's valid execution, delivery, or performance of this Agreement and the offer, sale and delivery of the Shares have been obtained or made.

      (f)   FINANCIAL INFORMATION.

            (i) The audited consolidated balance sheet of EqualNet and its Subsidiaries as at June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

            (ii) The unaudited consolidated balance sheet of EqualNet and its Subsidiaries as at September 30, 1997, and the related unaudited consolidated statements of operations,

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      shareholders' equity and cash flows for the three-month period then ended, as included in EqualNet's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to TWG, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

            (iii) Since September 30, 1997, there has been no Material Adverse Effect.

      (g) LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of EqualNet or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in Section 3(g) of the Disclosure Schedule or in the financial statements referred to in Section 3(f). Neither EqualNet nor any of its Subsidiaries has any Funded Indebtedness other than Indebtedness disclosed in
Section 3(g) of the Disclosure Schedule.

      (h) LITIGATION. Except as disclosed in Section 3(h) of the Disclosure Schedule or as described in any report filed by EqualNet with the Commission and delivered to TWG, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of EqualNet, threatened against EqualNet or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

      (i) COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in Section 3(i) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in Section 3(i) of the Disclosure Schedule, no condition exists which presents a material risk to EqualNet or any of its Subsidiaries of incurring such a liability.

      (j) TAXES; GOVERNMENTAL CHARGES. Each of EqualNet and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

      (k) DEFAULTS. Except as disclosed in Section 3(k) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of EqualNet or any Subsidiary, or under any material agreement or instrument to which

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EqualNet or any Subsidiary is a party or by which EqualNet or any Subsidiary is bound. No default hereunder has occurred and is continuing.

      (l) COMPLIANCE WITH THE LAW. None of EqualNet or any of its Subsidiaries
(i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

      (m) INVESTMENT COMPANY ACT. None of EqualNet or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      (n) PUBLIC UTILITY HOLDING COMPANY ACT. None of EqualNet or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (o) DISCLOSURE. EqualNet's filings made pursuant to the Securities Exchange Act of 1934, as amended and listed on Section 3(o) of the Disclosure Schedule hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

      (p)   STRUCTURE; CAPITALIZATION.

            (i) Section 3(p) of the Disclosure Schedule contains (except as noted therein) a complete and correct list of EqualNet's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by EqualNet and each other Subsidiary.

            (ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Section 3(p) of the Disclosure Schedule as being owned by EqualNet and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by EqualNet or such other Subsidiaries free and clear of any Security Interest (except as otherwise disclosed in Section 3(p) of the Disclosure Schedule).

            (iii) No Subsidiary of EqualNet is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to EqualNet or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            (iv) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Stock Purchase Agreement and the Reorganization Agreement (i) EqualNet's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 will be designated EqualNet Common Shares and 5,000,000 shares are designated as preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 of EqualNet Common Shares, issued and outstanding and 5,450,677 shares are or will be reserved for issuance in connection with EqualNet's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares are owned or held by or for the account of EqualNet or any of its Subsidiaries (except as disclosed in the financial statements described in Section 3(f)); (iv) except as disclosed on Section 3(p) of the Disclosure Schedule, neither EqualNet nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in Section 3(p) of the Disclosure Schedule, neither EqualNet nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

      (q)   ENVIRONMENTAL MATTERS.

            (i) Neither any property of any of EqualNet or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in obligations in excess of $250,000 for required Remedial Action, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (ii) Without limitation of clause (i) above, no property of any of EqualNet or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of EqualNet, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any obligations for required Remedial Action under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in obligations for required Remedial Action in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of EqualNet and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

      (r)   INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

            (i) EqualNet and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by EqualNet and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except as described in Section 3(r) of the Disclosure Schedule, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (ii) Any and all Intellectual Property of any kind, relating to the business of EqualNet and its Subsidiaries currently being developed, or developed in the future, by any employee of EqualNet and its Subsidiaries while in the employ of EqualNet and its Subsidiaries shall be the property solely of EqualNet and its Subsidiaries. EqualNet and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which EqualNet and its Subsidiaries operate. EqualNet and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "Technical Employees"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with EqualNet or its Subsidiaries, in form and substance satisfactory to EqualNet's management (the "Proprietary Information Agreement") regarding ownership and treatment of the Intellectual Property.

            (iii) Except as described in Section 3(r) of the Disclosure Schedule, none of EqualNet or its Subsidiaries has received any communications alleging that EqualNet or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of EqualNet's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of EqualNet or its Subsidiaries or that would conflict with EqualNet's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of EqualNet's or its Subsidiaries' business by the employees of EqualNet and its Subsidiaries, nor the conduct of EqualNet's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of EqualNet's or its Subsidiaries' employees (or people EqualNet and its Subsidiaries currently intends to hire) made prior to their employment by EqualNet and its Subsidiaries other than those that have been assigned to EqualNet and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

      (s) INSURANCE COVERAGE. The properties of EqualNet and its Subsidiaries are insured in amounts deemed adequate by EqualNet's management against risks usually insured against by Persons operating businesses similar to those of EqualNet and its Subsidiaries in the localities where such properties are located.

4. REPRESENTATIONS AND WARRANTIES OF TWG.

      TWG represents and warrants to EqualNet that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

      (a) COMPANY EXISTENCE. TWG is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Texas. TWG is duly qualified as a limited liability company (or other legal entity) in all jurisdictions in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify will not have a Material Adverse Effect.

      (b) CORPORATE POWER AND AUTHORIZATION. TWG has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All action on TWG's part requisite for the due execution, delivery, and performance of this Agreement has been duly and effectively taken.

      (c) BINDING OBLIGATIONS. This Agreement is enforceable in accordance with its terms (except that enforcement may be subject to (i) any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights and (ii) general principles in equity regardless of whether such enforcement is sought in a proceeding in equity or at law).

      (d) BROKERS' FEES. TWG has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EqualNet or Sub could become liable or obligated, and TWG has no any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) INVESTMENT. TWG (i) understands that the Shares when issued at the Closing and the shares issued in connection with an exercise of the Warrant will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares and Warrant when issued at the Closing solely for its own account for investment purposes and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning EqualNet and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares and the Warrant, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares and the Warrant, and (vi) is an Accredited Investor.

      (f) TITLE. TWG owns the Switches free and clear of any Security Interest other than any Security Interest (if any) that encumbered the Switches at the time the same were sold to TWG pursuant to the instrument attached as Exhibit A.

5.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period between the execution of this Agreement (or such earlier time as may be indicated) and the earlier to occur of the Closing or the termination of this Agreement pursuant to
Section 7:

      (a) GENERAL. Each of the Parties will use commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

      (b) INSPECTION. EqualNet and TWG each agree to permit the other, and its officers, directors, employees, accountants, counsel and other authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement. EqualNet and TWG each agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

      (c) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, EqualNet will give any notices to third parties, and will use and cause EqualNet to use all reasonable efforts to obtain the required consent of its shareholders and any third-parties.

      (d) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of or constituting an intervening event with respect to any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this
Section 5(d), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (e) ORDINARY COURSE. Except for transactions to which TWG is a party or as otherwise specifically contemplated by the terms of this Agreement, EqualNet shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, EqualNet shall not, and shall not permit any of its Subsidiaries to:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of EqualNet to EqualNet or to another direct or indirect wholly owned Subsidiary of EqualNet, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EqualNet or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EqualNet, the issuance of EqualNet Common Shares upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms;

            (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document;

            (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

            (v) sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of its properties or assets, except
      (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

            (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of EqualNet or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, other than by EqualNet to any direct or indirect wholly owned Subsidiary of EqualNet;

            (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other capital expenditures, would exceed $100,000;

            (viii) make any material election relating to Taxes or settle or compromise any material tax liability;

            (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of EqualNet included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

            (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which EqualNet or any of its Subsidiaries is a party;

            (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

            (xii) enter into any new collective bargaining agreement;

            (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission;

            (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with TWG, and, with respect to any such settlement, with the prior written consent of TWG, which consent shall not be unreasonably withheld;

            (xv) except for those contracts and agreements entered into in the ordinary course of business or with the prior written consent of TWG, which consent shall not be unreasonably withheld, enter into any joint venture or partnership contract or agreement; or

            (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

      (f) CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither EqualNet nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of EqualNet or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

      (g) SEVERANCE. Neither EqualNet nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

      (h) OTHER ACTIONS. EqualNet shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of EqualNet set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, EqualNet will promptly advise TWG of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

      (i) VALID ISSUANCE. EqualNet covenants that the EqualNet Common Shares to be issued by EqualNet pursuant to Section 2(b) and by EqualNet pursuant to an exercise of the Warrant will, upon issuance and upon delivery of certificates representing such shares, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (j) GOVERNMENT REGULATIONS. EqualNet covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of EqualNet and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of EqualNet or any of its Subsidiaries, the failure to comply with which would have a Material Adverse Effect.

      (k) ERISA. Promptly (and in any event within 30 days) after EqualNet or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that EqualNet or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, EqualNet will deliver to TWG a certificate of the chief financial officer of EqualNet setting forth information as to such occurrence and what action, if any, EqualNet is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by EqualNet or the plan administrator of any such Pension Plan controlled by EqualNet or its Subsidiaries, with the PBGC or (b) received by EqualNet or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. EqualNet shall furnish to TWG a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by EqualNet or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by EqualNet or any of its Subsidiaries, as the case may be.

      (l) CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. EqualNet covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of EqualNet and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by EqualNet or such Subsidiary may require such qualification and where the failure to so qualify would have a Material Adverse Effect.

      (m) INSURANCE. EqualNet covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for EqualNet and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of EqualNet and its Subsidiaries.

      (n) FURTHER ASSURANCES. EqualNet covenants that it shall cooperate with TWG and execute such further instruments and documents as TWG shall reasonably request to carry out to the satisfaction of TWG the transactions contemplated by this Agreement.

      (o) NOTICES OF CERTAIN EVENTS. EqualNet shall promptly give notice to TWG
(i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of EqualNet or any of its Subsidiaries, or (z) contractual obligation of EqualNet or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which EqualNet or any of its Subsidiaries is or is threatened to be a party and of which EqualNet has been given notice; provided that any such default as specified in clause (z) above, litigation, investigation or proceeding would have a Material Adverse Effect. Any notice delivered pursuant to this Section 5(o) shall be accompanied by an officer's certificate specifying the details of the occurrence referred to therein and stating what action EqualNet proposes to take with respect thereto.

      (p) ENVIRONMENTAL LAWS. EqualNet and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a Material Adverse Effect. If EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall immediately notify in writing TWG. Furthermore, if EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a Material Adverse Effect,

EqualNet shall within the time period permitted by the applicable governmental authority (unless otherwise contested by EqualNet in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of EqualNet makes a good faith determination that it would be in the best interest of EqualNet to delay the remedy of such violation, so long as no Material Adverse Effect is suffered by EqualNet or its Subsidiaries during such delay.

      (q) REGISTRATION RIGHTS. EqualNet hereby grants to TWG the same rights to cause EqualNet to register the EqualNet Common Shares to be issued pursuant to
Section 2(b) and pursuant to an exercise of the Warrant under state and federal securities laws and all such other rights as set forth in Section 4.1.11 of the Note and Warrant Purchase Agreement at any time from and after the Closing Date; provided, such registration rights shall be effective immediately upon the Closing Date notwithstanding whether or not the Note or Warrants under the Note and Warrant Purchase Agreement have been converted or exercised, as the case may be.

      (r)   SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

            (i) EqualNet shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of EqualNet's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby,
      (iii) approving the Stock Purchase Agreement and the issuance of EqualNet Common Shares thereunder, (iv) approving Reorganization Agreement, (v) approving the increase in authorized shares of EqualNet Common Shares to 55,000,000 and (vi) approving the other related transactions. EqualNet will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

            (ii) Promptly following the date of this Agreement, EqualNet shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). TWG shall have the right to review and approve the Proxy Statement prior to EqualNet filing the Proxy Statement with the Commission. EqualNet will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to EqualNet's shareholders as promptly as practicable. EqualNet will notify TWG promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply TWG with copies of all correspondence between EqualNet or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

            (iii) EqualNet agrees to cause all shares of capital stock, if any, owned by it or any other Subsidiary or its officers and directors to be voted in favor of the approval and adoption of this Agreement, the Note and Warrant Purchase Agreement, the Stock Purchase Agreement, the Reorganization Agreement and the other related transactions.

            (iv) EqualNet will cause its transfer agent to make stock transfer records relating to EqualNet available to the extent reasonably necessary to effectuate the intent of this Agreement.

      (s) NO SOLICITATION. (i) EqualNet shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of EqualNet or any investment banker, attorney or other advisor, agent or representative of EqualNet or any of its Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the submission of any takeover proposal, (2) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (3) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; provided, in the case of this clause (3), that prior to the vote of shareholders of EqualNet for approval of the matters referred to in
Section 5(s) (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of EqualNet, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, EqualNet, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EqualNet or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of EqualNet, whether or not such Person is purporting to act on behalf of EqualNet or otherwise, shall be deemed to be a material breach of this Agreement by EqualNet. For purposes of this Section 5(t), "takeover proposal" means (x) any proposal, other than a proposal by TWG or any of its Affiliates, for a merger or other business combination involving EqualNet, (y) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from EqualNet or any of its Affiliates in any manner, directly or indirectly, an equity interest in EqualNet or any Subsidiary, any voting securities of EqualNet or any Subsidiary or a material amount of the assets of EqualNet and its Subsidiaries, taken as a whole, or (z) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from the shareholders of EqualNet by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Shares.

            (ii) Neither the Board of Directors of EqualNet nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7, (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TWG the approval or recommendation by the Board of Directors of EqualNet or any such committee thereof of this Agreement or take any action having such effect; provided, a statement by the Board of Directors of EqualNet to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following TWG's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of EqualNet receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of EqualNet may withdraw or modify its approval or recommendation of this

Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following TWG's receipt of written notice (a "Notice of Superior Proposal") advising TWG that the Board of Directors of EqualNet has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. EqualNet may terminate this Agreement pursuant to the preceding sentence only if the shareholders of EqualNet have not yet voted upon the matters set forth in Section 5(s). Any of the foregoing to the contrary notwithstanding, EqualNet may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit EqualNet from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following TWG's receipt of a Notice of Superior Proposal.

            (iii) For purposes of this Section 5(t), a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the EqualNet Common Shares then outstanding or all or substantially all of the assets of EqualNet and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of EqualNet determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to TWG) to be more favorable to EqualNet's shareholders than the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Reorganization Agreement.

            (iv) In addition to the obligations of EqualNet set forth in clause
(ii) above, EqualNet shall promptly advise TWG orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

      (t) LISTING OF COMMON STOCK. EqualNet warrants and agrees for the benefit of the TWG that it will use commercially reasonable efforts to cause the EqualNet Common Shares to be issued pursuant to Section 2 and pursuant to the Warrant to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

      (u) ACQUISITION LOAN. TWG may elect to obtain financing for the Switches from a bank or other third party lender, such financing to be in a principal amount not to exceed the $5,850,000 purchase price paid by TWG for the Switches. Any such financing shall be secured by a first priority lien and security interest on the Switches and otherwise on terms satisfactory to TWG and EqualNet (the "Acquisition Loan"). If a guarantee is required to obtain such loan, then such guarantee shall be satisfactory to TWG in its sole discretion. Among other conditions that may be applicable, any such guarantee provided by or arranged for by TWG shall be conditioned upon EqualNet agreeing to pay TWG a guarantee fee on the outstanding balance of the Acquisition Loan. The loan documents shall provide that if the closing of the transaction contemplated by this Agreement occurs, then the Sub and EqualNet shall assume (or otherwise become liable on) the Acquisition Loan and TWG shall be released from any liability on the Acquisition Loan effective as of such closing.

6. CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF TWG. The obligation of TWG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) EqualNet and Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have procured all of the consents of third parties required in connection with the consummation of the transactions contemplated by this Agreement, and EqualNet shall have procured the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(r).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG and under the Reorganization Agreement shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) The issuance of the EqualNet Common Shares and Warrant under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

            (vi) Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the EqualNet Common Shares. There shall be no action, suit, investigation or proceeding pending, or to EqualNet's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to EqualNet's knowledge there shall be no valid basis for any such action, proceeding or investigation.

            (vii) EqualNet shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which EqualNet is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over EqualNet, necessary for the issuance of the Shares and the Warrant by EqualNet and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing.

            (viii)There shall not have occurred any Material Adverse Change with respect to EqualNet and its Subsidiaries since the date hereof.

            (ix) EqualNet shall have delivered to TWG a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(ix) is satisfied in all respects.

            (x) TWG shall have received from Fulbright & Jaworski, L.L.P., counsel to EqualNet and Sub, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to TWG and dated as of Closing Date.

            (xi) EqualNet shall have delivered to TWG the original stock certificates specified in Section 2(b) representing the Shares and the original Warrant.

            (xii) The EqualNet Common Shares issued pursuant to Section 2 and to be issued pursuant to the Warrant shall have been approved for listing, subject to official notice, on the NASDAQ National Market as of the Closing Date.

All actions to be taken by EqualNet in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to TWG. TWG may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF EQUALNET AND SUB. The obligations of EqualNet and Sub to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) TWG shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have obtained the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(s).

            (iv) There shall be no action, suit, investigation or proceeding pending, or to EqualNet's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which
      (i) seeks
      to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

            (v) TWG shall have delivered to EqualNet a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(ii) is satisfied in all respects.

            (vi) EqualNet shall have received from Vinson & Elkins L.L.P., counsel to TWG, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to EqualNet and dated as of the Closing Date.

      All actions to be taken by TWG in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EqualNet. EqualNet may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.    TERMINATION.

      (a) TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

            (i) EqualNet, Sub and TWG may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Either EqualNet, Sub and TWG may terminate this Agreement by giving written notice to the other parties prior to the Closing if the shareholders of EqualNet fail to give any required approval of this Agreement and the transactions contemplated hereby upon a vote at the Shareholders meeting or at any adjournment thereof;

            (iii) TWG may terminate this Agreement by giving written notice to EqualNet and Sub at any time prior to the Closing (A) in the event EqualNet or Sub has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, TWG notified EqualNet or Sub of the breach or occurrence, and the breach or occurrence has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(a) (unless the failure results primarily from TWG breaching any representation, warranty or covenant on its part contained in this Agreement); and

            (iv) EqualNet and Sub may terminate this Agreement by giving written notice to TWG at any time prior to the Closing (A) in the event TWG has breached any representation, warranty or covenant on its part contained in this Agreement in any material respect, EqualNet has notified TWG of the breach, and the breach has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or

      (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(b) (unless the failure results primarily from EqualNet or Sub breaching any representation, warranty or covenant on his part contained in this Agreement).

      (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for any breach of a covenant or for any knowing and willful breach of any representation or warranty).

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder.

      (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF TWG. If any representation or warranty set forth in Section 3 or any covenant or agreement set forth herein made by EqualNet or Sub is breached, then EqualNet agrees to indemnify TWG from and against any Adverse Consequences that TWG may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach. In addition, Sub assumes and Equal and Sub agree to indemnify TWG from and against any and all sales taxes due in connection with the sale and transfer of the Switches from TWG to the Sub.

      (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF EQUALNET. If TWG breaches any of its representations and warranties in Section 4 or any covenant or agreement set forth herein made by TWG, then TWG agree to indemnify EqualNet from and against any Adverse Consequences EqualNet may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (d)   MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
      (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii), (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e)   CLAIMS FOR INDEMNIFICATION.

            (i) Whenever any claim shall arise for indemnification under Section 8(b) or 8(c), the Indemnified Party shall describe such claim in a written notice ("Notice of Claim") to the Indemnifying Party (and for purposes of this Section 9(e), a notice given pursuant to Section 9(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

            (ii) Following the receipt by the Indemnifying Party of each Notice of Claim, the Indemnifying Party may give the Indemnified Party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the Indemnifying Party, the claim described in such Notice of Claim is invalid (either in whole or in specified part), (3) giving the reasons for the alleged invalidity, and
      (4) stating that, based on such alleged invalidity, the Indemnifying Party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Indemnifying Party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the Indemnified Party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

      (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) and appropriate adjustments shall be made for tax consequences and insurance in determining Adverse Consequences for purposes of this Section 8.

      (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

9.    MISCELLANEOUS.

      (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of TWG and EqualNet; provided, either Party may make any public disclosure it believes in good faith is required by applicable law or the requirements of NASDAQ.

      (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

            IF TO EQUALNET OR SUB:

            1250 Wood Branch Park Drive
            Houston, TX 77079-1212
            Attention:  General Counsel
            Telecopier No.:  281-529-4686

            WITH A COPY TO:

            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010
            Attention: Robert F. Gray, Jr.
            Telecopier No.:  713-651-5246

            IF TO TWG:

            5005 Woodway, Suite 350
            Houston, Texas 77056
            Attention: Mark Willis and Jim Harris
            Telecopier No.:  713-626-8333

            WITH A COPY TO:

            Vinson & Elkins L.L.P.
            1001 Fannin, Suite 2300
            Houston, Texas 77002-6760
            Attention:  Rell Tipton
            Telecopier No.:  713-615-5553

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      (g) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (h) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (i) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (j) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

      (k) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                    EQUALNET HOLDING CORP.

                                    By: /S/ ZANE RUSSELL
                                    Name:   ZANE RUSSELL
                                    Title: CEO


                                    EQ ACQUISITION SUB, INC.


                                    By: /S/ MICHAEL HLINAK
                                    Name: MICHAEL HLINAK
                                    Title: COO


                                    WILLIS GROUP, LLC


                                    By: /S/ MARK WILLIS
                                    Name: MARK WILLIS
                                    Title: PRES.


                     [signature page to Switch Agreement]